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                                                                  EXHIBIT 10.47


              CINGULAR WIRELESS EXECUTIVE FINANCIAL SERVICES PLAN


Purpose.

The purpose of the Cingular Wireless Executive Financial Services Plan (the "Plan") is to provide Executives with 1) financial counseling services, 2) income tax preparation services and 3) legal services for preparing estate planning documents.

Definitions.

For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

"Board" shall mean the Board of Director of Cingular Wireless LLC.

"Company" shall mean Cingular Wireless LLC.

"CEO" shall mean the Chief Executive Officer of Cingular Wireless LLC.

"Executive" shall mean an employee of the Company who has been designated to participate in the company's executive compensation and benefit programs and determined by the CEO or his delegate as eligible to participate in this Plan.

"Retirement" shall mean the termination of an Executive's employment from the Company after meeting one the following requirements (1) age 55 with at least 10 years of service, or (2) was contributed to the Company as part of the formation of the Company and was "Service Pension Eligible" under either the BellSouth or SBC pension plan as of the contribution date or (3) was contributed to the Company as part of the formation of the Company and was within 5 years of being "Service Pension Eligible" under either the BellSouth or SBC pension plan as of the contribution date and retires from the Company after meeting the parent company requirements for Service Pension Eligibility.

Eligibility.

Only Executives shall be eligible to participate in the Plan.

Services.

This Plan provides the following services within such expense limitations as shall be established by Board and communicated to Executives.

         Financial Counseling Services

         (a) A personal in-depth discussion (including spouse) with a counselor to review personal financial data to explore personal short-term and long-range goals.


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         (b)      Preparation of a written personal financial summary which
                  includes analysis and recommendations related to such things as retirement, disability, income taxes, cash flow, debt, investment, life insurance, estate planning and survivor's financial security.

         (c) Additional planning meetings with the counselor to discuss recommendations and to establish an implementation strategy.

         (d) Annual written financial summary update with special emphasis on income taxes, cash flow and investment and investment forecasts and recommendations.

         Income Tax Preparation Services

         Preparation of federal, state, local income/gift tax returns.

         Legal Services for Preparing Estate Planning Documents

         Preparation of a will/trust/health care declaration/durable power of attorney/other estate planning instruments for each Executive and his/her spouse.

Any expenses exceeding the limitations established by the Board shall be the responsibility of and shall be paid by the Executive incurring such expenses.

Conditions.

The following shall apply with respect to the services provided under this
Plan:

(a) The Plan shall not pay for any services that are attributable to the existence of any outside business in which either the Executive (or spouse) has an active financial interest or management interest.

(b) Participation will cease effective with the date of termination except for terminations due to retirement, death, or disability. Executives (or their spouse) may continue to participate in the Program for the year following termination of employment due to Retirement, death, or disability (as determined by the CEO).

(c) If an Executive desires specific portfolio management, a private arrangement must be established at the Executive's own expense.

(d) Financial counseling services, tax return preparation and estate documentation services will be considered compensation. Cingular Wireless will compute a tax "gross up" which will be paid to offset income tax liabilities incurred as a result of receiving compensation under this Plan.

(e) Any Executive may elect, at any time, drop out of the financial counseling services by


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         writing the Senior Vice President-Human Resources.

NOTE: INFORMATION FURNISHED BY THE PARTICIPANT TO THE COUNSELOR WILL BE COMPLETELY CONFIDENTIAL. COUNSELOR WILL NOT FURNISH CINGULAR WIRELESS NOR ANYONE ELSE (OTHER THAN THOSE EMPLOYED OR RETAINED BY THE COUNSELOR TO PERFORM ITS DUTIES) WITH ANY INFORMATION AS TO PERSONAL FINANCIAL AFFAIRS, OBJECTIVES OR PRIVATE OPINIONS OF THE PARTICIPANT.

Enrollment and Billing.

         Financial Counseling

         Executives will be encouraged to select from a list of suggested providers but may select any qualified vendor to receive financial counseling services. Suggested vendors will direct bill the Company. Other vendors will bill the Executive who will initial bill as correct and forward them to the Executive Compensation Group for payment up to the prescribed limit.

         Tax Return Preparation

         Executives may select any tax return preparer. An Executive who selects a different tax return preparer than his or her financial counselor will be billed directly by such tax return preparer for services rendered. Such Executives should initial bills received as correct and forward them to the Executive Compensation Group for payment up to the prescribed limit.

         Estate Planning Documents

         Eligible Employees may select an attorney of their choosing. Executives will be billed by the provider for services rendered to them. Executives should initial bills received as correct and forward them to the Executive Compensation Group for payment up to the prescribed limit.

Non-compete.

Notwithstanding any other provision of this Program, no services shall be provided under this Program with respect to any Executive who shall engage in activities that in the sole discretion of the Board is deems to be in competition with the Company.

Amendments and Termination.

This Program may be modified or terminated at any time by the Board.